Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended February 29, 2016

(Dollars in millions)	February 2016
Domestic Card Metrics(1)
Net charge-offs	$293
Average loans held for investment	84,920
Net charge-off rate(2)	4.15%
30+ day performing delinquencies	$2,822
Period-end loans held for investment	84,367
30+ day performing delinquency rate(3)	3.34%

International Card Metrics(1)
Net charge-offs	$20
Average loans held for investment	7,700
Net charge-off rate(2)	3.08%
30+ day performing delinquencies	$270
Nonperforming loans	48
Period-end loans held for investment	7,870
30+ day performing delinquency rate(3)	3.43%
Nonperforming loan rate(4)	0.60

Auto Metrics
Net charge-offs	$46
Average loans held for investment	41,886
Net charge-off rate(2)	1.32%
30+ day performing delinquencies	$2,205
Nonperforming loans	165
Period-end loans held for investment	41,928
30+ day performing delinquency rate(3)	5.26%
Nonperforming loan rate(4)	0.39
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(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)
Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.

(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.